EXHIBIT 10.1

RESOLUTION OF THE SHAREHOLDERS

of

BOATIM INC.

The following is a true copy of the resolution duly adopted by the Majority of the Shareholders of this Corporation at a special meeting, notice to this meeting having been waived, held on this 29th day of April, 2019;

WHEREAS there has been presented to and considered by this meeting Motions to

-	Accept the resignation of one director and to
-	Appoint a new director

NOW THEREFORE BE IT RESOLVED that the majority of shareholders having considered these matters, and having opened the floor to all those who voice a preference in the issues and pursuant to NRS 78.315, 78.320, 78.375, 78.390 have unanimously decided and RESOLVED that:

1. that
Mr. Yves Toelderer´s resignation from his duties as director and CEO of the Company be accepted effective as of today and

2. that
Mr. Wolfgang Tippner be appointed Director & Chief Executive Officer, effective as of today.

The above qualified person has been nominated and has accepted his position as director and officer of the Company.

Said Motions are hereby passed and the corporate books and records are to be updated accordingly. Each Member of the Board of Directors and the Secretary are authorized to execute any documents necessary in order to implement the above Motions and to file this Resolution in the corporate records.

This 29th day of April, 2019

/s/ Kelvin Seah Jiefan

New Million Global Holdings Ltd.

Majority Shareholder